As filed with the Securities and Exchange Commission on July 30, 2013
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

CSR plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	98-0616631 (I.R.S. Employer Identification No.)

Churchill House, Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, England (Address of Principal Executive Offices)

CSR plc 2013 Long-Term Incentive Plan
(Full title of the plan)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, NY 10001
United States of America
Tel: (609) 716-0300
(Telephone number, including area code, of agent for service)

Copies to:

William Underhill Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom Telephone: (44) 20 7600 1200	Adam Dolinko General Counsel CSR plc Churchill House, Cambridge Business Park Cowley Road, Cambridge CB4 0WZ United Kingdom Telephone: (44) 1223 692000	David K. Lakhdhir Paul, Weiss, Rifkind, Wharton & Garrison LLP Alder Castle, 10 Noble Street London EC2V 7JU United Kingdom Telephone: (44) 20 7367 1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value £0.001 (“CSR Shares”)(1) issuable under:
CSR plc 2013 Long-Term Incentive Plan	7,000,000	$8.91	$62,370,000	$8,507.27

(1)
This Registration Statement registers CSR Shares which may be issued to employees of the Registrant and its subsidiaries pursuant to the CSR plc 2013 Long-Term Incentive Plan (the “Plan”).  A portion of the CSR Shares may be represented by American Depositary Shares of the Registrant (“CSR ADSs”), each of which currently represents four CSR Shares. A separate registration statement on Form F-6 (File No. 333-175799) was filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2011 for the registration of CSR ADSs evidenced by American Depositary Receipts issuable upon deposit of the CSR Shares.

(2)	The number of CSR Shares registered is based on the maximum number of CSR Shares or CSR ADSs deliverable by the Registrant upon the exercise of options under the Plan.

(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the outstanding CSR Shares.

(4)
Pursuant to Rules 457(h) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, offering prices of options and other awards to acquire CSR Shares where the offering price is not known as of the date of the Registration Statement have been estimated based on a per share price of 580.75 British pence, being the average of the high and low prices of the CSR Shares, as reported on the Daily Official List of the London Stock Exchange on July 29, 2013, converted into US dollars at an exchange rate of $1.5339  per British pound sterling on July 29, 2013, as reported on Bloomberg Finance L.P.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.  The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference in this Registration Statement:

(a)
The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 28, 2012, filed with the Commission on March 28, 2013, as amended on Form 20-F/A, filed with the Commission on June 18, 2013;

(b)	The Registrant’s report filed on Form 6-K on July 29, 2013;

(c)
The description of the CSR ADSs contained in the Registrant’s Registration Statement on Form 8-A, which was filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on August 2, 2011, including any amendment or report filed for updating such description; and

(d)
The description of the CSR Shares contained in the Registrant’s Registration Statement on Form F-4, initially filed with the Commission on April 19, 2011, including any amendment or subsequent report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Name Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 135 of the Registrant’s articles of association provides:

“135. Indemnity of Directors

To the extent permitted by the Companies Acts, the company may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability. No director of the company or of any associated company shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. In this article the term ‘director’ shall include any former director.”

Chapter 7 (Directors’ Liabilities) of Part 10A of the U.K. Companies Act 2006 provides as follows:

“232.     Provisions protecting directors from liability

(1)
Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233.       Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234.       Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)
Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(1)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(2)	any liability incurred by the director—

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)
The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

 235.      Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)
Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

239.       Ratification of acts of directors

(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)
Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section–

(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;

(c)	a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects –

(a)	the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)
This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

The Registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.

The Registrant has also entered into deeds of indemnity in the form of an individual agreement with each director providing a qualifying third party indemnity in favor of each director to the extent permitted by the U.K. Companies Act 2006.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement unless otherwise indicated:

Exhibit Number	Exhibit Description
4.1
Deposit Agreement, dated as of August 4, 2011 among CSR plc, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 to Form F-4 Registration Statement (Registration No. 333-173590), filed with the Commission on July 29, 2011)

4.2	CSR plc 2013 Long-Term Incentive Plan, filed herewith

5.1	Opinion of Slaughter and May regarding legality of securities to be issued pursuant to this Registration Statement

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm

23.2	Consent of Slaughter and May (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature page of this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to any of the plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in  reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on July 30, 2013.

CSR plc

By:	/s/Will Gardiner
Name:	Will Gardiner
Title: Date:	Chief Financial Officer July 30, 2013

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Joep van Beurden and Will Gardiner, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on July 30, 2013.

Name	Title(s)

/s/ Ron Mackintosh	Chairman (non-executive) of the Board of Directors
Ron Mackintosh

/s/ Joep van Beurden	Chief Executive Officer and Director
Joep van Beurden	(Principal Executive Officer)

/s/ Will Gardiner	Chief Financial Officer and Director
Will Gardiner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Chris Ladas	Operations Director
Chris Ladas

/s/ Anthony Carlisle	Non-Executive Director and Senior Independent Director
Anthony Carlisle

/s/ Andrew Allner	Non-Executive Director
Andrew Allner

/s/ Levy Gerzberg	Non-Executive Director
Levy Gerzberg

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly registered representative in the United States of CSR plc, has signed this registration statement or amendment thereto in the city of Palo Alto, state of California, on July 30, 2013.

By:	/s/Christopher Ladas
Name:	Christopher Ladas
Title: Date:	Operations Director July 30, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
4.1
Deposit Agreement, dated as of August 4, 2011 among CSR plc, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 to Form F-4 Registration Statement (Registration No. 333-173590), filed with the Commission on July 29, 2011)

4.2	CSR plc 2013 Long-Term Incentive Plan, filed herewith

5.1	Opinion of Slaughter and May regarding legality of securities to be issued pursuant to this Registration Statement

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm

23.2	Consent of Slaughter and May (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature page of this Registration Statement)